Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

NeoVolta, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount to be Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, $0.001 par value	Rule 457(c) and Rule 457(h)	5,000,000 (2)	$3.44 (3)	$17,200,000.00 (3)	0.0001531	$2,633.32

Total Offering Amounts					$17,200,000.00		$2,633.32

Total Fee Offsets(4)							—

Net Fee Due							$2,633.32

(1)       Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers any additional shares of common stock of NeoVolta, Inc. (the “Registrant”) that may be granted under the Registrant’s 2019 Stock Plan (the “Plan”) to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)       Represents 5,000,000 shares of common stock that were added to the shares reserved for issuance under the Plan.

(3)       Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h)) of the Securities Act of 1933, as amended, and based on $3.44 per share, the average of the high and low prices of the Registrant’s common stock as reported on the Nasdaq Capital Market on March 3, 2025.

(4)        We do not have any fee offsets.